Exhibit 4.4

CALCULATION AGENCY AGREEMENT

THIS CALCULATION AGENCY AGREEMENT (this “Agreement”), dated as of             , 2016, is made by and between BofA FINANCE LLC, a Delaware limited liability company (the “Issuer”), BANK OF AMERICA CORPORATION, a Delaware corporation (the “Guarantor”), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, a Delaware corporation (“MLPFS”), MERRILL LYNCH COMMODITIES, INC., a Delaware corporation (“MLCI”), and MERRILL LYNCH CAPITAL SERVICES, INC., a Delaware corporation (“MLCSI”).

W I T N E S S E T H:

WHEREAS, the Issuer has established a medium-term note program (the “Program”) in which it will issue its Senior Medium-Term Notes, Series A (the “Medium-Term Notes”), which Medium-Term Notes will be (i) registered under the registration statement on Form S-3 (File No.             ) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or any subsequent or replacement registration statement relating to the Medium-Term Notes, (ii) issued pursuant to an Indenture dated as of             , 2016 (as may be supplemented or amended from time to time, the “Indenture”) between the Issuer, the Guarantor, and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), and (iii) fully and unconditionally guaranteed by the Guarantor;

WHEREAS, the Medium-Term Notes may be floating rate notes (“Floating Rate Notes”) or indexed notes (“Indexed Notes”), each as more particularly described in (a) the Issuer’s Prospectus dated             , 2016 and in its Prospectus Supplement dated             , 2016 to its Prospectus, (b) any subsequent prospectus supplement used by the Issuer to describe the Program and any product supplement used to describe a particular type of Medium-Term Notes ((a) and (b) collectively, the “Prospectus Supplement”) or (c) any pricing supplement or term sheet prepared by the Issuer in connection with any Floating Rate Notes, Indexed Notes or other Medium-Term Notes (each, a “Pricing Supplement”); and

WHEREAS, with respect to certain series of Floating Rate Notes and Indexed Notes issued under the Program, the Issuer and the Guarantor may desire to appoint MLPFS, MLCI or MLCSI, as applicable, as agent for the Issuer and the Guarantor, and MLPFS, MLCI or MLCSI, as applicable, may desire to accept such appointment, in connection with the calculation of interest rates, exchange ratios and other calculations and determinations as described in the Prospectus Supplement or as may be specified in the applicable Pricing Supplement and of principal, premium, if any, interest or other amounts payable (any of MLPFS, MLCI or MLCSI, as applicable, in such capacity, the “Calculation Agent”) in connection with any Floating Rate Notes, Indexed Notes or other Medium-Term Notes, as designated by the Issuer and the Guarantor from time to time (collectively, the “Notes”);

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Appointment of Agent. With respect to certain series of Floating Rate Notes and Indexed Notes, by designation in the applicable Pricing Supplement, the Issuer and the Guarantor shall appoint the applicable Calculation Agent named in the relevant Pricing Supplement to act, and such Calculation Agent shall, acting severally and not jointly, accept such appointment, as the calculation agent for the relevant series of the Notes for the purpose of calculating and determining:

(a) for Floating Rate Notes, the interest rate in effect from time to time by reference to LIBOR, EURIBOR, the federal funds rate, the prime rate, the CMS rate or the treasury rate (each as defined in the Prospectus Supplement) or such other interest rate formula specified in the applicable Pricing Supplement related to such series of Floating Rate Notes, as applicable (each, an “Interest Rate Basis”) and the amount of interest payable on the Floating Rate Notes, all as may be described more particularly in the applicable Note and/or Pricing Supplement, upon the terms and subject to the conditions of this Agreement; and

(b) for Indexed Notes, the principal, premium, if any, interest or other amount payable from time to time in connection with such Indexed Notes, the exchange ratios, multiplier, level of the underlying market measure, starting value, ending value, redemption amount and other calculations or determinations relating to the Indexed Notes (including as to the occurrence or continuance of market disruption events), as may be described more particularly in the applicable Note and/or Pricing Supplement, upon the terms and subject to the conditions of this Agreement.

Section 2. Obligations of Calculation Agent. The applicable Calculation Agent shall determine the Interest Rate Bases and calculate the interest rates, exchange ratios and other calculations or determinations and the principal, premium, if any, interest and other amounts due in the manner and at the times provided in the Notes and the related Pricing Supplement. Such Calculation Agent shall maintain, or cause to be maintained, records permitting it to make such calculations. Such Calculation Agent shall exercise due care in making all such calculations and shall communicate the same to the Issuer and the Guarantor and to the Trustee or any paying agent, as applicable. The applicable Calculation Agent, upon the request of any holder (as defined in the Indenture) of any Notes, shall provide the interest rate then in effect with respect to such Note and, if determined, the interest rate with respect to such Note which will become effective as a result of a calculation made on the most recent interest determination date (determined as set forth in the Prospectus Supplement or applicable Pricing Supplement) with respect to such Note. At the direction of the Issuer or the Guarantor, the applicable Calculation Agent also may make available to any holder of any Notes, its calculation of any principal, premium, if any, interest or other amounts payable. The applicable Calculation Agent’s determination of any Interest Rate Basis, interest rates, exchange ratios and other calculations or determinations and principal, premium, if any, interest and other amounts due under the Notes will be final and binding in the absence of manifest error.

Each Calculation Agent shall deliver the results of its calculations to the Issuer, the Guarantor and the Trustee or any paying agent, as applicable, and shall make these reports of its determinations to the Issuer and the Guarantor at such times and in such form as agreed with the Issuer and the Guarantor.

Each Calculation Agent also shall perform such other duties as the Issuer, the Guarantor and such Calculation Agent may agree from time to time.

Section 3. Terms and Conditions. Each Calculation Agent accepts its obligations set forth in this Agreement, upon the terms and subject to the conditions of this Agreement, including the following, to all of which the Issuer and the Guarantor agree:

(a) The Issuer and the Guarantor, jointly and severally, agree to pay the compensation of each Calculation Agent at the rates as shall be agreed upon from time to time between the Issuer, the Guarantor and the respective Calculation Agent. Upon receiving an account therefor from a Calculation Agent, the Issuer and the Guarantor also will pay that Calculation Agent for its out-of-pocket expenses (including reasonable counsel fees and expenses), disbursements and advances incurred or made in connection with any provisions of this Agreement. The Issuer and the Guarantor, jointly and severally, also agree to indemnify each Calculation Agent and each of its directors, officers, agents and employees for, and to hold it and each such person harmless against, any liability, loss, damage or expense (including the costs and expenses of defending against any claim of liability) incurred by such Calculation Agent or any such person which arises out of or in connection with its acting as Calculation Agent hereunder except such as shall have been caused by the gross negligence, willful misconduct or bad faith of that Calculation Agent or any such person. In the event of any such claim, action or demand or other proceedings in which a payment under this indemnity may be sought from the Issuer or the Guarantor, the respective Calculation Agent shall promptly notify the Issuer and the Guarantor in writing of any such claim of which the Calculation Agent has received written notice, and the Issuer and the Guarantor shall have the option to assume the defense thereof; provided, however, that a failure to promptly notify the Issuer and the Guarantor will not relieve the Issuer and the Guarantor of their indemnification obligations hereunder unless the Issuer and the Guarantor have been materially prejudiced by such delay. The Issuer and the Guarantor shall not be liable to indemnify a Calculation Agent for any voluntary settlement of any such claim, action, demand, or other proceeding effected without the consent of the Issuer and the Guarantor (which consent shall not be unreasonably withheld). The foregoing indemnity includes, but is not limited to, any action taken, omitted or suffered in good faith by each Calculation Agent within the scope of this Agreement in reliance upon (i) the written opinion of its counsel or (ii) written instructions received from, or reasonably believed by the Calculation Agent in good faith to be given by, an authorized employee of the Issuer or the Guarantor. The provisions of this Section 3(a) shall survive the termination of this Agreement.

(b) In acting under this Agreement and in calculating interest, principal, premium, if any, or any other amounts due in connection with the Notes or other calculations or determinations relating to the Notes, each Calculation Agent is acting solely as agent of the Issuer and the Guarantor and does not assume any obligation or relationship of agency or trust for or with any of the beneficial owners or holders of the Notes. No Calculation Agent, nor its directors, officers, agents or employees, shall be liable to the Issuer or the Guarantor for any act or omission hereunder, or for any error of judgment made in good faith and with due care by it or them, except in the case of its or their gross negligence or willful misconduct.

(c) Each Calculation Agent, in its individual or other capacity, may (i) become the owner or pledgee of any Notes with the same rights it would have if it were not acting as a Calculation Agent under this Agreement or with respect to the applicable Notes, (ii) engage in, or have an interest in, any financial or other transaction with the Issuer or the Guarantor, and (iii) act on, or as a depository, trustee or agent for, any committee or body of holders of Notes in connection with any other obligations of the Issuer or the Guarantor as freely as if it were not a Calculation Agent.

(d) Unless the Issuer, the Guarantor and a Calculation Agent agree in writing that the Calculation Agent shall perform additional duties (as set forth in Section 2), each Calculation Agent shall be obligated to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied duties or obligations shall be read into this Agreement against any Calculation Agent.

(e) Unless otherwise specifically provided in this Agreement, any order, certificate, notice, request, direction or other communication from the Issuer or the Guarantor made or given by it under any provisions of this Agreement shall be sufficient if signed by any authorized representative of the Issuer or the Guarantor, as applicable.

(f) The Issuer and the Guarantor will not, without obtaining the prior written consent of the applicable Calculation Agent, make any change to any forms of Note filed as exhibits to the Registration Statement if such change would materially adversely affect such Calculation Agent’s duties and responsibilities under this Agreement.

(g) No Calculation Agent shall be responsible for determining the maximum rate of interest on any Notes permitted by applicable law.

(h) Each Calculation Agent shall be protected and shall incur no liability for or in respect of any action taken or omitted to be taken or anything suffered by it in reliance upon the terms of the Notes, any notice, direction, certificate, affidavit, statement or other paper, document or communication reasonably believed by it to be genuine and to have been approved or signed by the proper party or parties.

(i) Each Calculation Agent, upon obtaining the prior written consent of the Issuer and the Guarantor, may perform any duties hereunder either directly or by or through agents or attorneys, and such Calculation Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it under this Agreement.

(j) In no event shall a Calculation Agent be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether such Calculation Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(k) The Issuer or the Guarantor will notify each Calculation Agent if any license agreement pertaining to the use of any index or underlying market measure used in conjunction with any series of Notes subject to this Agreement has been terminated.

Section 4. Resignation; Removal; Successors.

(a) Except as provided below, each Calculation Agent at any time may resign as Calculation Agent by giving written notice to the Issuer and the Guarantor of such intention on its part, specifying the date on which its desired resignation shall become effective, provided that such notice shall be given not less than 90 calendar days prior to the proposed effective date unless the Issuer and the Guarantor otherwise agree in writing. Except as provided below, each Calculation Agent under this Agreement may be removed by the delivery to it of an instrument in writing signed by the Issuer and the Guarantor specifying such removal and the date when it shall become effective. Such resignation or removal shall take effect upon the date of the appointment by the Issuer and the Guarantor, as provided below, of a successor Calculation Agent as to the applicable series of Notes. If within 30 calendar days after notice of resignation or removal has been given, a successor Calculation Agent has not been appointed, the resigning or removed Calculation Agent may petition a court of competent jurisdiction to appoint a successor Calculation Agent as to the applicable series of Notes. A successor Calculation Agent shall be appointed by the Issuer and the Guarantor by an instrument in writing signed by the Issuer, the Guarantor and the successor Calculation Agent. Upon the appointment of a successor Calculation Agent and acceptance by it of such appointment, the Calculation Agent so superseded shall cease to be the Calculation Agent under this Agreement. Upon its resignation or removal, each Calculation Agent shall be entitled to the payment by the Issuer and the Guarantor of its compensation, if any is owed to it, for services rendered hereunder and to the reimbursement of all reasonable out-of-pocket expenses incurred in connection with the services rendered by it under this Agreement.

(b) If at any time a Calculation Agent shall resign or be removed, or shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or an order is made or an effective resolution is passed to wind up the business of that Calculation Agent, or if a Calculation Agent shall file a voluntary petition in bankruptcy or make an assignment for the benefit of its creditors, or shall consent to the appointment of a receiver, administrator or other similar official of all or any substantial part of its property, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver, administrator or other similar official of the Calculation Agent or of all or any substantial part of its property shall be appointed, or if any order of any court shall be entered approving any petition filed by or against a Calculation Agent under the provisions of any applicable bankruptcy or insolvency law, or if any public officer shall take charge or control of a Calculation Agent or its property or affairs for the purpose of rehabilitation, conservation or liquidation, then a successor Calculation Agent as to the applicable series of Notes shall be appointed by the Issuer and the Guarantor by an instrument in writing signed by the Issuer, the Guarantor and the successor Calculation Agent. Upon the appointment as described above of a successor Calculation Agent and its acceptance of that appointment, the Calculation Agent so replaced shall cease to be the Calculation Agent under this Agreement.

(c) Any successor Calculation Agent under this Agreement shall execute and deliver to its predecessor Calculation Agent, the Issuer and the Guarantor an instrument accepting such appointment under this Agreement, and upon that execution and acceptance, the successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor Calculation Agent with like effect as if originally named a Calculation Agent under this Agreement, and the predecessor Calculation Agent, upon payment of its charges and disbursements then unpaid, shall thereupon become obliged to transfer and deliver, and the successor Calculation Agent shall be entitled to receive, copies of any relevant records maintained by the predecessor Calculation Agent.

(d) Any entity (i) into which a Calculation Agent may be merged or converted, (ii) with which a Calculation Agent may be consolidated or (iii) any entity resulting from any merger, conversion or consolidation to which a Calculation Agent shall be a party, to the extent permitted by applicable law and provided that it shall be a nationally-recognized financial firm or institution, shall be a successor Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto. Prompt notice of any such merger, conversion or consolidation shall forthwith be given to the Issuer and the Guarantor.

Section 5. Notices. Any notices and other communications required to be given hereunder shall be delivered in person, sent by United States mail, facsimile transmission or electronic mail (subject in the case of delivery by electronic mail to confirmation of receipt by telephone within 48 hours) or communicated by telephone (subject in the case of communication by telephone to confirmation dispatched within 24 hours by United States mail or facsimile transmission), to a person at its address set out below, or to such other addresses as the parties hereto shall specify in writing from time to time:

if to the Issuer or to the Guarantor:

Bank of America Corporate Center

NC1-007-06-10

100 North Tryon Street

Charlotte, North Carolina 28255-0065

Attention: Corporate Treasury – Global Funding Transaction Management

E-mail: TMTreasuryFunding@bankofamerica.com

Telephone: (866) 607-1234 or (212) 449-6795

Facsimile: (704) 548-5999,

with a copy to:

Bank of America Corporate Center

NC-1-007-58-23

100 North Tryon Street

Charlotte, North Carolina 28255-0001

Attention: General Counsel

Facsimile: (704) 683-7218

if to MLPFS:

Merrill Lynch, Pierce, Fenner & Smith Incorporated

if to MLCI:

Merrill Lynch Commodities, Inc.

if to MLCSI:

Merrill Lynch Capital Services, Inc.

Notwithstanding anything in this Agreement to the contrary, any notice required to be given hereunder by a person acting in one capacity to the same person acting in a different capacity need not be given as provided herein.

Section 6. Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 7. Notes Govern in Event of Conflict with this Agreement. If any provision of this Agreement, the Prospectus Supplement or any Pricing Supplement related to the Program or the Notes covered hereby limits or conflicts with any provision of the Notes, the provision of the Notes shall be controlling.

Section 8. Governing Law. This Agreement is to be delivered and performed and shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York, notwithstanding any otherwise applicable conflicts of law principles.

Section 9. Force Majeure. In no event shall a Calculation Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including, without limitation, strikes, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God and statewide or nationwide interruptions or losses of utilities or communications services; it being understood that each Calculation Agent shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under those circumstances.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their respective names by their duly authorized representatives, all as of the day and year first above written.

ISSUER: BofA FINANCE LLC

By:
Name:
Title:

GUARANTOR: BANK OF AMERICA CORPORATION

By:
Name:
Title:

MLPFS: MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:
Name:
Title:

MLCI: MERRILL LYNCH COMMODITIES, INC.

By:
Name:
Title:

MLCSI: MERRILL LYNCH CAPITAL SERVICES, INC.

By:
Name:
Title:

[SIGNATURE PAGE – CALCULATION AGENCY AGREEMENT]